        You ith with Dear Eric, It is a pleasure to confirm our offer to you for the position of Chief Credit Officer with Central Trust Bank at our Central Bank Main facility (co- located in Clayton, MO), with a hire date of July 8, 2024. This is a Full Time - Regular position classified as Exempt. You will have a status as Executive Vice President pending approval by the Central Trust Bank's Board of Directors. Your compensation will be USD $385,000.00, which will be USD $14,807.69 per pay period with 26 pay periods per year, paid in accordance with the established policies of Central Trust Bank. You will also receive deferred compensation of USD $342,500.00 with the first USD $114,166.67 installment being paid concurrent with your first bonus payment in 2025; the second installment of $114,166.67 will be paid concurrent with your bonus payment in 2026;the third installment of USD $114,166.67 will be paid concurrent with your bonus payment in 2027. (All payments are subject to your ongoing employment as of the payment date.) You will also be eligible for annual bonuses, with a bonus potential of USD $210, 000.00 for 2024 (payable in 2025). Additional compensation will include Restricted Stock Units of USD $ 75,000.00 for 2024 (granted in 2025), pending approval by the Central Trust Bank's Board of Directors. Central Trust Bank offers a competitive total rewards program including 25 PTO days, a 401(k) plan, and other group health and welfare benefits depending upon the regularly scheduled hours you work. The 401(k) plan includes options for pre-tax, after-tax, and Roth contributions with an employer match contribution and an employer non-elective contribution (NEC). The match contribution will be 50% up to the first 6% of the employee pre-tax and/or Roth contributions. The NEC is an additional 4% pre-tax contribution for all eligible employees, whether the employee contributes to the plan or not. You are encouraged to carefully review all policy and plan documents for eligibility requirements and benefit details. A summary of benefits is attached, for your review. Central Trust Bank uses ADP as a trusted payroll and HRIS vendor. Once your employment begins, you will be provided training on Central Trust Bank's MyADP Portal and ADP Mobile App to update your information such as emergency contacts, benefit elections, direct deposit, and Federal and State tax withholding elections. Central Trust Bank also participates in e-Verify. You will be asked to confirm that you are authorized to work in the United States by providing unexpired, acceptable documentation within three (3) business days of your hire date for the Employment Eligibility Verification Form I-9. For more information on the Employment Eligibility Verification Form I-9, please visit uscis.gov. New employees are required to complete a drug test and FBI fingerprint background screening, with employment offers being contingent upon passing all background screenings. Information gained from the background screenings is confidential. Adverse information is evaluated on an individual basis and is not an automatic bar to employment. Your fingerprints will be used to check the criminal history records of the FBI. You have the opportunity to complete or challenge the accuracy of the information contained in the FBI identification record. The procedures for obtaining a change, correction, or updating an FBI identification record are set forth in Title 28, CFR, 16.34. As a Central Trust Bank employee, please devote your best efforts to the performance of your job and do not engage in activities that may compete with bank business or pose a conflict of interest. Company policies prohibit misuse or improper disclosure of confidential or proprietary information. You are also encouraged not to use confidential information or trade secrets from any previous employer(s). As stated on the application for employment, this is an at-will employment relationship, and either you or Central Trust Bank may terminate the relationship for any reason, with or without cause, and with or without notice. We hope you enjoy a long and mutually rewarding career at Central Trust Bank. You are joining a talented workforce of innovators and professionals dedicated to serving others. Please confirm your understanding and agreement with this letter by selecting 'I Accept'. We look forward to you joining our team and welcome! Sincerely, John Ross